     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 2000

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CAM COMMERCE SOLUTIONS, INC.
                   (formerly known as CAM Data Systems, Inc.)
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                      7370                           95-3866450
-------------------------------           ----------------------------          ----------------------
(STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

             17520 NEWHOPE STREET, FOUNTAIN VALLEY, CALIFORNIA 92708
--------------------------------------------------------------------------------
   (ADDRESS AND TELEPHONE NUMBER, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             -----------------------

                   GEOFFREY D. KNAPP, CHIEF EXECUTIVE OFFICER
             17520 NEWHOPE STREET, FOUNTAIN VALLEY, CALIFORNIA 92708
                                 (714) 241-9241
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                               JON R. HADDAN, ESQ.
                               HADDAN & ZEPFEL LLP
                         4675 MACARTHUR COURT, SUITE 710
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 752-6100

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
             Title of each                       Amount             Proposed              Proposed            Amount of
          Class of Securities                    to be          Maximum Offering      Maximum Aggregate     Registration
           to be Registered                    Registered     Price Per Share (1)     Offering Price (1)         Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share        850,000             $13.50               $11,475,000         $3,029.40
========================================================================================================================

(1) The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby is calculated in accordance with Rule 457(c) under the Securities Act.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF L933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS                                                 SUBJECT TO COMPLETION

                                 850,000 SHARES

                          CAM COMMERCE SOLUTIONS, INC.
                   (formerly known as CAM DATA SYSTEMS, INC.)

                                  COMMON STOCK

         These shares of common stock are being offered by the stockholders who are named on page 8 of this prospectus under the heading entitled "Selling Stockholders."

         The selling stockholders may sell the shares through public or private transactions at prevailing market prices at the time of sale or at negotiated prices. See "Plan of Distribution."

         We will not receive any proceeds from the sale of the shares pursuant to this prospectus, but will bear the costs relating to the registration of the shares. We will receive proceeds from the exercise, if any, of warrants held by the selling stockholders. The shares being offered by this prospectus include shares to be acquired upon the exercise of such warrants.

         Our common stock is traded on Nasdaq National Market System under the symbol "CADA." On April 13, 2000, the closing price for our common stock was $13.14 per share.

         The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 3 in determining whether to purchase shares of our common stock.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS APRIL __, 2000.

         You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 10. Neither we nor the selling stockholders have authorized any other person to provide you with information different from that contained in this prospectus.

         The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described in this prospectus.


                                  OUR BUSINESS

         We provide total commerce solutions for small to medium size, traditional as well as web retailers. These solutions are based on our open architecture software products for managing inventory, point of sale, sales transaction processing and accounting. In addition to software, these solutions often include hardware, installation, training, service and consulting provided by us. Sales, service, research, and development are located in California and Nevada, while our customers are located throughout the United States. CAM Commerce Solutions was formed in 1983. Our address is 17520 Newhope Street, Fountain Valley, California 92708 and our telephone number is (714) 241-9241.

         We offer three Turn Key Systems:

         (1) THE CAM SYSTEM - designed for hard goods retailers whose inventory is re- orderable in nature.

         (2) THE PROFIT$ SYSTEM - designed for apparel and shoe retailers whose inventory is seasonable in nature, and color and size oriented.

         (3) THE RETAIL STAR SYSTEM - a Windows-based system designed to incorporate multiple functions of both the CAM and Profit$ systems.

         Our systems offer the ability to obtain: (i) automated pricing of each item; (ii) billing for charge account customers; (iii) printing of a customer invoice; (iv) tracking of inventory count on an item by item basis; (v) computation of gross profit, dollars and/or percentage of each item; and (vi) tracking of sales by clerk and department by hour, day and/or month. In addition, our systems provide full management reporting including zero sales reports, inventory ranking, overstock and understock, sales analysis, inventory valuation (cost, average cost and retail) and other reports. The systems can also provide accounting functions including accounts receivable, accounts payable, and general ledger.

         Our systems integrate Intel-based personal computers, computer point of sale stations, hand-held and table top barcode laser scanners, terminal or computer work stations, printers, and our software. Each system is configured to meet the customer's particular needs and, as a result, the components included in each system, including the personal computer, printer, point of sale station and our software, depend on the needs, the size and the industry type of the customer.


                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in our shares. You should not purchase any of the shares unless you can afford a complete loss of your investment.

WE MAY NOT BE ABLE TO MAINTAIN OPERATING PROFITABILITY

         Our operating results for future periods are subject to all of the risks and uncertainties inherent in the development and growth of a business. We anticipate that in the future we will make significant investments in our operations, particularly to support technological developments and sales activities and, that as a result, operating expenses will continue to increase. We intend to make investments on an ongoing basis, primarily from cash generated from operations, and to the extent necessary, funds available from our line of credit, as we develop and introduce new products and services and expand into new markets. There can be no assurance that recent revenue growth is indicative of future sales growth, if any. There is no assurance that we will be able to sustain our profitability.

WE MAY NOT BE ABLE TO MAINTAIN OUR RATE OF GROWTH

         We experienced rapid sales growth in 1999. This rapid growth in sales in 1999 was primarily due to an increase in sales to existing customers. We may not be able to sustain such a growth rate in the future.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

         Because we have recently experienced rapid growth, we have experienced and will continue to experience a strain on our administrative and operations resources and increased demands on our systems and controls. We anticipate that continued growth may require us to recruit and hire additional management personnel. There is no assurance that we will be successful at hiring or retaining these personnel. Our ability to manage our growth successfully will also require us to continue to expand and improve our operational, management and financial systems and controls. If our management is unable to manage growth effectively, our business, financial condition and results of operations may be materially and adversely affected.

OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY

         We have experienced in the past and may in the future experience significant fluctuations in our quarterly operating results. Such fluctuations may be caused by many factors, including, but not limited to: the size and timing of individual orders; orders of significant size; employee hiring and retention; lengthy sales and implementation cycles; reduction in demand for existing products and services and shortening of product life cycles; the timing of the introduction of new products; product enhancements or services by us or our competitors; competition and pricing in the industry; market acceptance of new products; our ability to expand sales; changes in the mix of products and services sold; our ability to control costs; the mix of distribution channels through which our products are sold; and general economic conditions. Our products are typically shipped shortly after orders are received and, consequently, order backlog at the beginning of any quarter typically represents only a small portion of that quarter's expected revenues. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and revenues for any future quarter are not predictable with any significant degree of accuracy. Product revenues are also difficult to forecast because the market for our products is rapidly evolving and the sales and implementation cycles, from initial evaluation to multiple product purchases and the provision of support services, vary substantially from customer to customer. We have in the past experienced and expect to continue to experience quarters or periods with individual product orders which are significantly larger than typical product orders, adding to the unpredictability of our revenues. Our expense levels, however, are based in significant part on our expectations of future revenues and therefore should remain relatively fixed in the near term as we attempt to expand our operations. Net income may be disproportionately affected by an unanticipated decline in revenue for a particular quarter because a relatively small amount of our expenses varies with our revenue in the near term. Any of these factors could cause our results of operations to fluctuate significantly from period to period and on a quarterly basis.

         As a result of the above factors, revenues and earnings for any quarter are subject to significant variation and we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of our common stock. Accordingly, it is likely that in some future quarter, our total revenues or operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to our business, the price of our common stock would likely be materially adversely affected.

WE ARE HEAVILY DEPENDENT ON A FEW KEY PERSONNEL

         Our success is dependent, in part, upon the continued services of certain key executive officers, including Geoffrey D. Knapp, our Chief Executive Officer, David A. Frosh, our President and Paul Caceres, Jr., our Chief Financial Officer and Chief Accounting Officer. We believe that our future success depends to a significant degree upon the continued contributions of our existing key management, sales and marketing personnel, many of whom would be difficult to replace. We have entered into employment agreements with certain of the above individuals. We also believe our future success will also depend largely upon our ability to attract and retain highly-skilled, managerial, and sales and marketing personnel. Competition for such personnel is intense, and we compete in the market for personnel against numerous companies. There can be no assurance that we will be successful in attracting and retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could have a material adverse effect on our business, financial condition and results of operations.

WE ARE IN A HIGHLY COMPETITIVE MARKET

         The market for our products and services is highly competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to continue to experience significant and increasing levels of competition in the future. The principal elements of competition related to our products include price, product features and performance, compatibility with open systems, quality and reliability, and level of customer service.

         We believe that our use of a Windows-based software product gives us a competitive advantage because most of our competitors are still selling DOS-based software products. We anticipate that the number of competitors offering Windows-based products will grow over the next several years. We anticipate that competition from these competitors will intensify in the future. In order to effectively compete against these competitors, we will need to continue our growth trend and attain sufficient revenues to have the resources to timely develop new products and services in response to evolving technology and customer demands and to sell products and services through a broad distribution channel in competition with these other existing and potential competitors. No assurance can be given that we will be able to grow sufficiently to enable us to compete effectively in this marketplace.

         Our competitors include many small private companies and dealers located throughout the United States. There is no assurance that we will be able to maintain our competitive advantage or that these existing competitors, or new competitors, will not develop competitive products and services with favorable pricing. Moreover, we have little or no proprietary barriers to entry that could keep our competitors from developing similar products or services and technology, or selling competing products or services in our markets.

         Increased competition from manufacturers or distributors of products similar to, or competitive with, our products, or from service providers that provide services similar to our services, could result in price reductions, reduced margins and loss of market share or could render our technology obsolete, all of which could have a material adverse effect on our results of operations and financial condition. There can be no assurance that we will be able to successfully compete in this marketplace or develop sufficient new products and services to remain competitive, and any failure to do so could have a material adverse effect on our results of operations and financial condition.

RISK OF PRODUCT DEFECTS AND PRODUCT LIABILITY

         Software products often contain undetected errors when first introduced. In addition, to the extent that we may have to develop new products that operate in new environments, such as the Internet, the possibility for program errors and failures may increase due to factors such as the use of new technologies or the need for more rapid product development that is characteristic of the Internet market. Despite pre-release testing by us and by current and potential customers, there still may be errors in new products, even after commencement of commercial shipments. The occurrence of such errors could result in delay in, or failure to achieve, market acceptance of our products, which could have a material adverse effect on our business and results of operations.

         Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. Because our products are used in business-critical applications, any errors or failures in such products may give rise to product liability claims, which could have a material adverse effect on our business, financial condition and results of operations.

VOLATILITY OF COMMON STOCK PRICE

         Our common stock has experienced significant price volatility and such volatility may recur in the future. Factors such as announcements of the introduction of new products by us or our competitors, quarter-to-quarter variations in our operating results and the gain or loss of significant orders, as well as market conditions, may have a significant impact on the market price of our common stock. Further, the stock market has experienced volatility that has particularly affected the market prices of securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock. The trading prices of many technology companies' stocks, including our common stock, reflect price/earnings ratios substantially above historical norms. The trading price of our common stock may not remain at or near its current level.

IT IS LIKELY WE WILL REQUIRE ADDITIONAL CAPITAL.

         All of the proceeds of this offering will be received by the selling stockholders. While we may receive cash from the exercise of warrants to acquire shares of common stock covered by this prospectus, we cannot be sure that we will receive any specific amount from such exercise. We may require additional capital to sustain our business as presently operated, and developments in our business and possible expansion into other markets could indicate that we will need to raise additional capital.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. All proceeds from such sales will be for the account of the selling stockholders. However, if the selling stockholders exercise their warrants to acquire up to 350,000 of the shares of common stock being offered pursuant to this prospectus, we will receive the proceeds from such exercise. If all of the warrants are exercised, we will receive net proceeds of $8,728,125. We plan to use any such net proceeds for expanded advertising and marketing, and as working capital. The amounts actually expended for each such use, if any, are at our discretion and may vary significantly depending upon a number of factors, including, the actual number of warrants exercised and the timing of each exercise. The warrants are exercisable for a period of five years from their date of issuance.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of April 13, 2000 regarding the ownership of the common stock by the selling stockholders and as adjusted to give effect to the sale of the shares offered in this prospectus. The selling stockholders acquired their shares pursuant to a Units Purchase Agreement dated as of March 22, 2000 in which we agreed to issue the common stock and warrants to purchase common stock in two tranches consisting of $4,000,000 each. The first tranche was funded March 27, 2000. Under the terms of the purchase agreement, the second tranche will be funded within seven (7) days after the effectiveness of the registration statement, of which this prospectus is a part. The funding of the second tranche is not subject to any conditions within the control of the selling stockholders. The number of shares of common stock shown as being owned by each selling stockholder includes (i) the shares of common stock to be issued at the funding of the second tranche, (ii) the common stock issuable upon exercise of the warrants issued at the funding of the first tranche, and (iii) the common stock issuable upon exercise of the warrants to be issued at the funding of the second tranche.

                                                                                               Number of Shares of
                                                           Number of Shares of Common           Common Stock Owned
Name and Relationship            Numbers of Shares of        Stock which may be Sold         Assuming the Sale of all
to our company, if any            Common Stock owned       Pursuant to this Prospectus     of the Shares Offered Hereby
----------------------           --------------------      ---------------------------     ----------------------------

Magellan International, Ltd.            106,250                     106,250                            -0-

Aspen International, Ltd.               106,250                     106,250                            -0-

Anegada Fund, Ltd.                       63,750                      63,750                            -0-

Tonga Partners, L.P.                    191,250                     191,250                            -0-

Acqua Wellington Small                  106,250                     106,250                            -0-
 Cap Fund Ltd.

The Cutthunk Fund Limited               170,000                     170,000                            -0-

BiCoastal Consulting Corp.               53,125                      53,125                            -0-

Amro International, S.A                  53,125                      53,125                            -0-

         The selling stockholders and their affiliates have not held any positions or office or had any other material relationship with CAM Commerce Solutions or any of its affiliates within the past three years.

                              PLAN OF DISTRIBUTION

         The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

         o on any U.S. securities exchange on which our common stock may be listed at the time of sale

         o        in the over-the-counter market

         o        in privately negotiated transactions

         o        in connection with short sales; or

         o        in a combination of any of the above transactions

         The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 of the Securities and Exchange Commission instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer; block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

         o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

         o may not engage in any stabilization activity in connection with our securities;

         o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

         Brokers, dealers, underwriters or agents participating in the sale of the shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers or other persons who act in connection with the sale of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission they receive and proceeds of any sale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither CAM Commerce Solutions nor the selling stockholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the selling stockholders and any other stockholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         The selling stockholders and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other such persons. The foregoing may affect the marketability of the common stock.

         In connection with the issuance to the selling stockholders of the shares being offered by this prospectus, we entered into a registration rights agreement with each of them. The registration statement of which this prospectus forms a part was filed pursuant to this agreement. We agreed to keep the registration statement in effect until the earlier of the date when all the shares being offered by this prospectus have been sold or the date on which such shares may be sold without restriction pursuant to Rule 144(k) of the Securities and Exchange Commission.

         We will pay all reasonable expenses incidental to the registration, offering and sale of the common stock to the public, other than any commissions or discounts of underwriters, broker-dealers or agents and fees of legal counsel to the selling stockholders in excess of $15,000. We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.


      INFORMATION INCORPORATED BY REFERENCE AND OTHER AVAILABLE INFORMATION

         This prospectus is part of a registration statement on form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with SEC rules.

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West MadisonStreet, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all the shares.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         (1) our annual report on Form 10-K for the year ended September 30, 1999, filed December 10, 1999;

         (2) our quarterly report on Form 10-Q for the three months ended December 31, 1999, filed on February 10, 2000.

         (3) the description of our common stock set forth in our Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on February 29, 1988;

         (4) our current report on Form 8-K, filed on April 10, 2000; and

         (5) all documents filed by us under the Securities Exchange Act (e.g. Forms 10-Q and 8-K) after the date of this prospectus and prior to the termination of this offering.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Secretary, CAM Commerce Solutions, Inc., 17520 Newhope Street, Fountain Valley, California 92708.

         The information relating to CAM Commerce Solutions contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended September 30, 1999, as set forth in their report, which is incorporated in this registration statement by reference. Our financial statements are incorporated by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality under Delaware law of the shares of common stock offered hereby will be passed upon for us by Haddan & Zepfel LLP, Newport Beach, California.

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           ---------------------------
                                TABLE OF CONTENTS
                           ---------------------------

                                                                      PAGE
                                                                      ----
Forward-Looking Statements...............................................2
The Business.............................................................2
Risk Factors.............................................................3
Use of Proceeds..........................................................7
The Selling Stockholders.................................................8
Plan of Distribution.....................................................9
Information Incorporated by Reference
 and Other Available Information........................................10
Experts.................................................................12
Legal Matters...........................................................12

                                 850,000 SHARES


                                  COMMON STOCK


                                  CAM COMMERCE
                                 SOLUTIONS, INC.


                                   ----------

                                   PROSPECTUS

                                   ----------


                                 APRIL __, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration Statement are estimated to be as follows:

         Printing and duplication expenses            $ 2,000.00
         Registration fee                               3,029.40
         Legal fees and expenses                       25,000.00
         Accounting fees and expenses                   5,000.00
         Transfer Agent fees                            1,000.00
         Miscellaneous                                  1,500.00
                                                      ----------
                  Total                               $37,529.40
                                                      ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by- laws, disinterested director vote, stockholder vote, agreement or otherwise.

         Section 102(b)(7) of the Delaware General Corporation Law permits a provision in the certificate of incorporation of each corporation organized thereunder, such as CAM Commerce Solutions eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Article SEVENTH of our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

          The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b) (7) of the Delaware General Corporation Law and of Article SEVENTH of our Certificate of Incorporation, as applicable.

ITEM 16.  EXHIBITS

          The following exhibits are filed with this Registration Statement:


   Exhibit
   Number                         Description
   ------                         -----------
     4.1         Units Purchase Agreement between Registrant and the
                 Selling Stockholders, dated March 22, 2000 (excluding
                 exhibits thereto)

     4.2 Registration Rights Agreement between Registrant and the Selling Stockholders, dated March 22, 2000

     4.3         Form of Warrant to Purchase Shares of Common Stock

     5.1         Opinion of Haddan & Zepfel LLP

    23.1         Consent of Ernst & Young LLP

    23.2         Consent of Haddan & Zepfel LLP (included as part of
                 Exhibit 5.1).

ITEM 17.  UNDERTAKINGS.

          The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act 0f 1933and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on April 13, 2000.

                                            CAM COMMERCE SOLUTIONS, INC.

                                            By: /s/ GEOFFREY D. KNAPP
                                               ---------------------------------
                                                    Geoffrey D. Knapp,
                                                    Chief Executive Officer

                                            By: /s/ PAUL CACERES, JR.
                                               ---------------------------------
                                                    Paul Caceres, Jr.
                                                    Chief Financial Officer and
                                                    Chief Accounting Officer

                               POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this registration statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as such agent for service deems appropriate, and the registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the registrant and any such person, individually and in each capacity stated below, any such amendments to this registration statement.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:


         SIGNATURE                              TITLE                        DATE
         ---------                              -----                        ----

/s/ GEOFFREY D. KNAPP                  Chief Executive Officer and      April 13, 2000
--------------------------------       Chairman of the Board
    Geoffrey D. Knapp

/s/ DAVID A. FROSH                     President and Director           April 13, 2000
--------------------------------
    David A. Frosh

/s/ WALTER W. STRAUB                   Director                         April 13, 2000
--------------------------------
    Walter W. Straub

/s/ CORLEY PHILLIPS                    Director                         April 13, 2000
--------------------------------
    Corley Phillips

                                       Director                                   2000
--------------------------------
    Scott Broomfield

                                       Director                                   2000
--------------------------------
    Dr. Fred W. Haney

                                 EXHIBIT INDEX


         Exhibit
         Number                        Description
         ------                        -----------
           4.1       Units Purchase Agreement between Registrant and the
                     Selling Stockholders, dated March 22, 2000 (excluding
                     exhibits thereto)

           4.2 Registration Rights Agreement between Registrant and the Selling Stockholders, dated March 22, 2000

           4.3       Form of Warrant to Purchase Shares of Common Stock

           5.1       Opinion of Haddan & Zepfel LLP

          23.1       Consent of Ernst & Young LLP

          23.2       Consent of Haddan & Zepfel LLP (included as part of
                     Exhibit 5.1).